Exhibit 99.2

Draft -- 2001 Third Quarter Earnings Conference Call Script

Wednesday, October 24, 2001 @ 11:30AM
Call in # 1-888-552-7850
Replay # 1-800-642-1687 Reference # 1991825 or
Through the Internet: http://investor.keyspanenergy.com

DRAFT - Tuesday 10/24/2001 9:06 AM

1.       Introduction (Mike Taunton)
o        Note: Conference Call Host will read the Disclaimer.
o        Welcome to the KeySpan Conference Call.
o Today, Bob Catell will open and close the call with comments on earnings and management's decision to exit the general contracting component of the Roy Kay companies. Gerry Luterman, our CFO, will discuss our financial results in more detail for each of the business segments. We will take questions and end the call at 12:15 PM. Also with us this morning are: Our Vice Chairman - Craig Matthews, our Financial Planning Officer - Anne Jordan, and our Controller- Ron Jendras.
o A copy of the Earnings Press Release is available on our web site if you have not already received a fax copy.
o An online web cast of this conference call is also available after the call through our web site.www.keyspanenergy.com.
                                            ---------------------
o Reminder, KeySpan will be attending the EEI Conference in New Orleans next week, and we are available Monday and Tuesday to meet with you individually.


         In order to provide a more meaningful comparison of our operating results for the 3rd quarter and 9-month periods, all EBIT and earnings comparisons will be on an operating basis and, therefore, will exclude the impact of all special items.

And now, our Chairman and CEO, Bob Catell








2.       Opening Comments (Robert Catell)

Thank You, Mike. Good morning everyone.

         Today, I will be discussing our strong third quarter operating results that highlight continued customer growth and strong performances in our core operations. I will also discuss the discontinuance of the general contracting business conducted by one of our Energy Services companies, which is no longer consistent with our strategy. This action will better focus our unregulated energy service business in a manner which is consistent with our overall growth strategy.

         On a consolidated year to date basis, excluding special items, we earned $250.8 million, or $1.82 per share, an increase of $27 million or 12% from the $223.8 million or $1.67 per share earned last year.

         Our third quarter consolidated earnings were essentially breakeven as compared to last year's third quarter earnings results of $13.2 million or $0.10 cents per share. This anticipated decrease from last year reflects the increased sensitivity to the seasonal nature of our gas distribution business --specifically, the third quarter seasonal losses incurred by our New England gas distribution companies, which were not included in last year's third quarter results, since we did not acquire Eastern until November of 2000. Therefore, the 2001 third quarter results were right in line with Company expectations and slightly ahead of Wall Street's consensus.


         Strong Core Operations
         ----------------------

The fundamentals of our core business are very strong and we are clearly in the best market for growth in our gas distribution and electric generation businesses.
Our gas business is growing better than ever in all of our territories despite the challenge of high gas prices this past winter. On a year to date basis, we are 44% ahead of last year's EBIT due to the continued strong sales growth in New York and Long Island, as well as the addition of Eastern Enterprises. Specifically:

          o In New York, we have added $11.7 million in new gross profit margins
          - 11% ahead of last year

          o In Long Island, we have added $14.6 million in margins - 10% ahead of last year

          o And most importantly, in our newly acquired New England territory, we have added $13.6 million in margins-- a very solid 26% increase from the pre-acquisition levels

          o Putting it all together, we have completed more than 30,000 gas installations and added $40 million in new margins already this year, and are on target to achieve our aggressive goal of $60 million by year end as we enter the peak conversion season.

          o In terms of savings, we are also on track to achieve our aggressive target of $40 million in synergies this year resulting from our acquisition of Eastern Enterprises.

          o Year to date for 2001, in our gas business, our EBIT has increased nearly $100 million as a result of this combination of sales growth and O&M efficiency.

          o And for 2002, we are very well positioned to leverage both the low gas commodity prices and the increased public focus on the security and reliability of domestic products such as natural gas.

On the electric side, we are very pleased with our Summer generation results. Despite the lack of typical heat waves, we were able to maintain our third quarter earnings contribution versus last year. The driver of these results was the continued strong performance of our Ravenswood plant, which was available all summer, and our low risk, long-term contracts with the Long Island Power Authority. The need for new generation was demonstrated during the August heat spell and bodes well for our new electric generation projects.

Our plans to construct new plants, both in New York City and on Long Island, are moving ahead.

          o We recently announced our plans to install two new turbines totaling 79 megawatts at Port Jefferson, Long Island by next summer. These units are in addition to the 79 megawatts we are installing in Glenwood, Long Island. All of the capacity and energy output of these units will be sold to the Long Island Power Authority under long term contracts.

          o On September 5, New York State's Siting Board approved our 250 Megawatt expansion at Ravenswood. We intend to start construction in December and hope to have the plant running by the summer of 2003.

          o And, we are progressing through the pre-application phase of the siting process for our proposed 250 megawatt project in Melville, Long Island. We expect to file our Article X application by year-end and hope to have this plant on line by the Summer of 2004. 50% of this plant's capacity will be under long-term contract to the Long Island Power Authority.

We are also very pleased with our hedging program that is used to minimize volatility related to commodity prices.

          o On the gas E&P side, Houston Exploration has hedged about 80% of the remainder of this year's production with a floor in the $3.80 range. And for next year, they have hedged approximately 75-80% of this year's production at a weighted average floor price of $3.44, providing a solid foundation to earnings.



          o On the electric side, we have a very focused generation strategy. In New York City we operate in a load pocket and continue to receive very low risk capacity revenues. In addition, in the energy market, we hedged 50% of this past summer's peak output. This protected our electric revenues, particularly in July when spark spreads were low. We will look to complete similar hedges for next year. And on Long Island, we expect to sign power purchase agreements with LIPA for about 70 % of the approximately 400 megawatts of new generating capacity that we are installing.

Moving to the Special items...

Special Items

First, we have been successful in the appeal of a lower court decision rendered last year that interpreted a class action settlement agreement entered into in 1989. As a result of the favorable appellate court decision, we have reversed a prior loss provision and recorded an after tax benefit of $20.1 million.


As for our Energy Services business, after we recorded the special charge last quarter related to the Roy Kay Companies, we undertook a complete evaluation of the strategy, operating controls and organizational structure of this business, and closely analyzed our existing contracts. We are now refocusing our efforts on providing energy solutions to customers and discontinuing the general contracting business conducted by the KSI Contracting Companies, formerly named the Roy Kay companies. This decision is based upon our view that the general contracting business is not a core competency of these companies. It no longer fits the energy-related focus that is key to our strategy and has an unacceptable level of risk. Consequently, we have taken a third quarter after tax charge of $56.6 million to reflect additional project completion and discontinuance costs of the general contracting activities of those companies, as well as including current operating losses . The other specialized contractor, plumbing, HVAC and engineering services companies carried on by the former Roy Kay companies will be integrated and closely coordinated with our other energy services subsidiaries. These other eight acquired companies continue to currently perform at or near expectations. The nature of their business risk profile, as well as the quality of management and depth of experience of these companies distinguishes them from the former Roy Kay Companies.



I have also made several executive changes in the management of our Energy Services businesses. Robert Fani - who is the President of KeySpan's unregulated businesses -- will assume the role of President and chief executive officer of KeySpan Services, Inc., our wholly owned subsidiary that owns the businesses in the Energy Services segment. Also, KeySpan Corporation's General Auditor, Larry Dryer, has been appointed Senior Vice President and Chief Financial Officer of KeySpan Services, Inc., reporting to both Mr. Fani and Gerry Luterman, KeySpan's CFO. In addition, we have added a number of industry experts to ensure tighter operational controls.

John Caroselli has joined the Company as Executive Vice President of Strategic Services, reporting directly to me. Mr. Caroselli brings years of experience in strategic planning and marketing in unregulated customer related businesses. This will allow Mr. Fani to focus his efforts specifically on KeySpan's unregulated activities.

KeySpan remains committed to our customer focused strategy in the Northeast. We believe it is the best market for growth of the gas business given the high percentage of oil use and the relatively low penetration of gas infrastructure and facilities. It also provides the greatest market potential to provide customers with other non - regulated energy products and services. We also believe that KeySpan's energy services subsidiaries are very well positioned to provide energy solutions to customers and to assist in this region's construction activities going forward.


Moving to our earnings outlook...

Forecast

I am confident that we will continue to deliver strong results in the future. As you know, we expect to have 2001 earnings in the range of $2.50 to $2.60 per share and expect to be towards the middle of this range, excluding the impact of special items. We are maintaining this forecast. The Company is currently completing its 2002 resource allocation process and will announce its 2002 earnings outlook in early December. In addition, the Company's 2002 earnings will be enhanced by approximately $0.30 per share as a result of implementing FAS No.142 related to the accounting for Goodwill.

     Let me now turn to Gerry Luterman for a more detailed review of our earnings results.


Earnings Results (Gerry Luterman)

Thanks Bob and Good Morning.

As Bob stated, excluding the special items, the third quarter consolidated earnings were essentially break even, an expected decrease from the $13.2 million or $0.10 per share earned in the 3rd quarter of 2000. This decrease is a result of the anticipated seasonal losses incurred by the former Eastern Enterprises gas distribution businesses, acquired in November 2000. For the year, consolidated earnings were $250.8 million or $1.82 per share, a solid 12% increase over the $223.8 million, or $1.67 per share earned for the same period last year.

For comparison purposes, our average common shares outstanding increased by 2.9% from 134.0 million shares last year to 137.9 million shares this year to date.

Let me now focus on each of our business segments. Their performance, excluding special items, is reported on an Earnings Before Interest and Taxes (EBIT) basis.


o        A review of each segment follows:


                                                              EBIT
                                               2001          2000      Variation
                                               ---------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
o        Gas Distribution                      ($31.0M)      ($20.4M)   ($10.6M)
                                               $318.6M       $221.7M    $96.9M


         The third quarter EBIT results in our gas distribution segment are a loss of $31.0 million, compared to an EBIT loss of $20.4 million for the same period last year. The decrease of $10.6 million in the quarter is due to the expected seasonal loss of $36.9 million recorded by our newly acquired New England gas-distribution companies, which were not included in last year's results. On a year to date basis EBIT results are $318.6 million, a significant $96.9 million or 44% increase over last year's results of $221.7 million. This $96.9 million increase reflects $39.8 million contributed by our New England gas companies, as well as a very solid $57.1 million increase from our New York and Long Island operations. As Bob stated, significant gas-sales growth and conversions from oil to gas, as well as O & M savings, are the drivers of our EBIT increase.





                                                            EBIT
                                          2001             2000      Variation
                                          ------------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
o        Electric Services                $78.7M         $78.9M        ($0.2M)
                                          $192.0M        $211.0M       ($19.0M)


         Electric-Services EBIT results for the third quarter are $78.7 million essentially the same as $78.9 million in last year's third quarter. Quarterly results reflect continued strong New York City electricity sales and were enhanced by the forward sales of up to 50% of our summer peak output. On a year to date basis, EBIT results are $192.0 million, as compared to $211.0 million for the same period last year, primarily due to lower energy prices and ancillary service revenues.





                                                          EBIT
                                        2001             2000      Variation
                                        ------------------------------------
                                                                  (vs. 2001 3Q)
                                                                  (vs. 2001YTD)
o        Energy Services                $20.8M          $20.4M       $0.4M
                                        $38.5M          $51.7M       ($13.2M)


         Excluding the special charge, Energy Services reported EBIT results for the third quarter of $20.8 million, compared to EBIT of $20.4 million in last year's third quarter. Year to date, excluding the special charges, EBIT results are $38.5 million as compared to EBIT of $51.7 million in the same period last year. The year to date decrease is primarily related to the lower electric commodity prices at KeySpan Supply for Ravenswood energy procurement.



                                                            EBIT
                                           2001             2000      Variation
                                           ------------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
o        Energy Investments[Total]         $35.7M          $29.5M      $6.2M
                                           $173.7M        $75.2M      $98.5M


                                                             EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
o        Exploration & Production           $26.8M          $26.1M       $0.7M
                                            $136.3M         $60.7M      $75.6M

          Gas exploration and production operations contributed $26.8 million to EBIT in the quarter, compared to $26.1 million in last year's third quarter. Operations on a year to date basis reported EBIT of $136.3 million, a 125% increase over last year's EBIT results of $60.7 million. The YTD improvement in our Exploration and Production business, primarily from Houston Exploration, resulted from an 20% increase in production from 58.2 Bcfe to 69.9 Bcfe this year. In addition, average realized gas prices were up 57% from $2.88 per Mcf in 2000 to $4.53 per Mcf year to date. Third quarter results were enhanced by Houston Exploration's risk management activities. They have hedged approximately 80% of their remaining 2001 production. Houston Exploration has also expanded this risk management initiative into 2002 by hedging 75-80% of their estimated 2001 production levels at a weighted average floor of $3.44 per Mcf, thereby locking prices in a volatile gas commodity market.

               o As required by Securities and Exchange Commission rules for exploration and production companies that use the "full cost" accounting method, under certain circumstances KeySpan would be required to recognize a non-cash after-tax impairment to the book value of reserves related to all of our E & P activities. Based on September 30, 2001 natural gas prices, the impairment charge would be approximately $34 million after tax. However, unrealized hedging gains more than offset this non-cash charge and thus eliminate the impairment's effect on third quarter earnings. Based on yesterday's natural gas prices, an impairment charge would not be required.


                                                            EBIT
                                          2001             2000      Variation
                                          ------------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
o        Other Investments                $8.9M            $3.4M      $5.5M
                                          $37.4M           $14.5M    $22.9M

          Other Investments, the second component of our Energy Investments segment, had EBIT of $8.9 million in this quarter, compared to $3.4 million in last year's third quarter. Year to date EBIT is $37.4 million, compared to $14.5 million last year. This improvement is primarily attributed to overall improved operations, our increased ownership interest in KeySpan Canada and a contribution from the in-land barge business -which was acquired as part of the Eastern acquisition in November 2000




In Summary, excluding the special items:


                                                               EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2001 3Q)
                                                                   (vs. 2001YTD)
              Total EBIT- Quarter             $107.3M          $90.3M     $17.0M
              Total EBIT- YTD                 $729.7M          $534.9M   $194.8M




                                                         Net Income
                                            2001             2000      Variation
                                            ------------------------------------

              Total Net Income - Quarter    ($0.1M)         $13.2M     ($13.3M)
              Total Net Income - YTD         $250.8M        $223.8M    $27.0M



Moving to other financial matters:

o Regarding Goodwill - FASB has finalized Statement # 142 - Goodwill and Other Intangible Assets -- which discontinues the amortization of goodwill. The new standard establishes a requirement to test goodwill for impairment at least annually under a revised framework. Earnings for 2002 will benefit by approximately $.30 per share due to the elimination of the amortization.

o Our Board declared a quarterly cash dividend of $.445 per share, payable November 1st to shareholders of record on October 16. As you know, we intend on maintaining our dividend of $1.78 per share into the future - which currently yields approximately 5%+.


o In terms of balance sheet, our debt to total capital ratio was about 65% as of September 30. Additionally, in September, we successfully re-negotiated our 364-day revolving credit facility, which serves as a back-up to our $1.4 billion commercial paper program. This new facility replaces two previous facilities of $700 million each. We are pleased that there was significant interest as 19 banks participated and the credit facility was over subscribed.

o In our continuing efforts to optimize our cost of debt, we are reviewing our balance sheet for opportunities in the capital markets. One opportunity that we have pursued is to optimize the use of floating rate debt in our portfolio. We have entered into three separate swap agreements on $1.2 billion of existing higher cost long term debt and replaced it with floating rate debt. These swaps should reduce the cost of debt by at least 150 basis points on these bonds. We are continuing this review and hope to take advantage of other low cost debt opportunities in the market.

I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thank You, Gerry.

In closing, I would like to reiterate the success of our core operations and the sharpened focus of our energy services business. Once again, we continue to believe in the fundamentals that have taken us to where we are today, and we intend to deliver strong earnings in the future.

September 11 Tragedy

On a personal note, our thoughts and prayers continue to go out to the victims and families of the September 11 terrorist attacks and the many of our employees who have suffered personal loss as a result of this tragic event. As a Company, KeySpan is doing everything we can to help those in need. We are matching all employee donations to the Red Cross and Salvation Army relief funds. We have donated our equipment and supplies, and assisted the Fire Department and Con Edison in their relief efforts . We have held numerous blood drives for employees and the public, and we cancelled our Employee Appreciation Day so that we could donate the proceeds. In total, we will contribute approximately $1 million in aid. And through the New York City partnership -- of which I am Chairman -- we are using KeySpan's Corporate offices as the headquarters in the effort to relocate displaced businesses in New York City. I sincerely appreciate the support of our employees and the incredible efforts of our fellow utilities in dealing with this crisis.

Thank You. At this time, I would be happy to take your questions.


Well if there are no other questions, thank you once again and feel free to contact Mike Taunton or Ken Daly of Investor Relations. I thank you for your interest and support, and look forward to seeing you next week in New Orleans.